HEI Exhibit 10.22

RETENTION BONUS AGREEMENT

THIS AGREEMENT, dated as of February 23, 2024 (the “Effective Date”), is made by and between American Savings Bank, F.S.B., a federal savings association (the “Company”), and Ann Teranishi (the “Executive”).

WHEREAS, the Company considers it in the best interests of the Bank and its stockholder to foster the continued employment of key management personnel, including the Executive; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.Company’s Covenants Summarized. In order to ensure that the Executive will remain in the employ of the Company and in consideration of the Executive’s continued employment, the Company agrees, under the conditions described herein, to pay the Executive the Retention Bonus payments described herein.

2.Retention Bonus. The Executive shall receive retention bonus payments totaling 1.5x the Executive’s base salary as of January 1, 2024, prior to any merit-based adjustment (“Retention Bonus”), paid in five installments by the Payment Dates detailed in Schedule A, provided that, the Executive remains employed with the Company and in good standing on each such date. All Retention Bonus payments will be subject to taxes, deductions, and withholdings.

3.At-Will Employment. Nothing in this Agreement changes the at-will employment relationship between the Executive and the Company. This means that, at any time, either the Executive or the Company may unilaterally decide to terminate their employment for any or no reason at all, with or without advance notice.

4.Termination of Employment. If the Executive’s employment shall be terminated (1) by the Company for any reason other than for Cause; or (2) following a Change in Control, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, the Payment Dates shall accelerate and restrictions shall lapse on all outstanding Retention Bonus payments and all such Retention Bonus payments shall be paid as soon as practicable following the Executive’s date of termination, but not later than 2 ½ months after the end of the year in which the restrictions lapse. In addition, in the event that their employment is involuntarily terminated without Cause or a resignation for Good Reason, the Executive shall be awarded benefits that they are eligible for under the Executive Severance Board Policy.

5.Successors; Binding Agreement.

5.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, stock, and/or assets of the Company to be obligated to perform this Agreement (whether by reason of express assumption by the successor or by operation of law) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2 Executive may not sell or assign their right to receive any Retention Bonus.

6.Severability. Should any provision of this Agreement be declared or determined by any Court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and any illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

7.Entire Agreement. This Agreement is the entire agreement between Executive and the Company pertaining to a retention bonuses. This Agreement supersedes any and all prior and contemporaneous agreements, understandings, statements, representations, and promises between the Executive and the Company pertaining to a retention bonus.

8.No Reliance. In executing this Agreement, the Executive acknowledges that the Executive has not and does not rely upon any representation or statement made by the Company’s employees, agents, representatives, or attorneys regarding this Agreement, except to the extent such representations or statements are expressly set forth in this Agreement.

9.Advice of Counsel. By executing this Agreement, the Executive acknowledges that the Executive had the opportunity to seek advice as from legal counsel and that the Executive has read and understood all terms and provisions of this Agreement.

10.No Party Deemed Drafter. All parts of this Agreement shall not be construed against the Executive or the Company and shall be deemed to be jointly prepared.

11.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument and each signatory may transmit their approval of this Agreement by electronic or facsimile transmission.

12.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

12.1 “Change in Control” shall mean the occurrence of any of the following events: (A) the acquisition of the Company or ASB Hawaii, Inc. by another entity by means of any transaction or series of transactions, unless the Company's or ASB Hawaii, Inc.’s shareholders of record as constituted immediately prior to such transaction or series of transactions continue to hold at least a majority of the outstanding voting securities of the surviving entity immediately after the transaction or series of transactions; (B) the sale of all or substantially all of the Company's or ASB Hawaii, Inc.’s assets; or (C) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the shareholders of the Company or ASB Hawaii, Inc. immediately before the merger or consolidation continue to hold at least a majority of the outstanding voting securities of the surviving entity immediately after the merger or consolidation.

12.2 “Good Reason” shall mean the occurrence of any of the following events, which continue for at least 21 days after the employee provides written notice of such occurrence to the Company’s Human Resources Department within 21 days of the occurrence of such event: (A) a material reduction in the employee’s annual base salary, as compared to the employee’s annual base salary immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees; (B) a material reduction in an employee’s bonus or variable compensation opportunities, as compared to the average bonus, and variable compensation opportunities the employee was earning immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees; (C) a material reduction in an employee’s Company-provided benefits (including retirement, insurance, and paid time off), as compared to the benefits the employee was receiving immediately prior to the Change in Control, provided, however, that such reduction may not be deemed “Good Reason” if it is in connection with similar percentage reductions imposed on all similarly-situated employees; or (D) the Company requiring the     employee to be based in a location other than Oahu island, Hawaii.

12.3 “Cause” shall mean a termination of employment based on a reason related to the employee’s skill, performance, conduct, or actions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.

EXECUTIVE

Ann Teranishi

AMERICAN SAVINGS BANK, F.S.B.

by Richard J. Dahl
Chair, Board of Directors of American
Savings Bank, F.S.B.

Schedule A
Retention Bonus

Payment	Payment Date	% of Total Retention Bonus
1	March 15, 2024	20%
2	September 15, 2024	20%
3	March 15, 2025	20%
4	September 15, 2025	20%
5	March 15, 2026	20%